Exhibit 4.1

AEGON FUNDING COMPANY LLC,

as Issuer

and

AEGON LTD.,

as Parent Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

and

CITIBANK, N.A.,

as Registrar and Paying Agent

ELEVENTH SUPPLEMENTAL INDENTURE

Dated as of May 7, 2026

U.S.$500,000,000 5.625% Senior Notes due 2036

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of May 7, 2026 (the “Eleventh Supplemental Indenture”), among:

(1)

AEGON FUNDING COMPANY LLC, Delaware limited liability company formed under the laws of the state of Delaware, having its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, as the Issuer (“AFC” or the “Issuer”);

(2)

AEGON LTD., an exempted company limited by shares registered under the Companies Act of 1981 of Bermuda, having its principal office at World trade Center, Schiphol Boulevard 223, 1118 BH, Schiphol, The Netherlands, as the guarantor (“Aegon Ltd.” or the “Parent Guarantor”) ;

(3)

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”) under the Indenture dated as of October 11, 2001 (the “Base Indenture”), among the Issuer, Aegon N.V. (subsequently renamed Aegon Ltd.) and the Trustee (as successor in interest to Citibank, N.A.), as modified and supplemented by a supplemental indenture dated as of November 14, 2003, a second supplemental indenture dated as of June 1, 2005, a third supplemental indenture dated as of November 23, 2005, a fourth supplemental indenture dated as of December 12, 2005, a fifth supplemental indenture dated as of June 28, 2006, a sixth supplemental indenture dated as of September 21, 2007, a seventh supplemental indenture dated as of November 27, 2009, an eighth supplemental indenture dated as of January 31, 2012, a ninth supplemental indenture dated as of April 11, 2018, a tenth supplemental indenture dated as of October 22, 2019 and as shall be further supplemented by this Eleventh Supplemental Indenture among the Issuer, the Parent Guarantor, the Trustee and Paying Agent (this “Eleventh Supplemental Indenture” together with the Base Indenture, the “Indenture”); and

(4)	CITIBANK, N.A., a national banking association, as the Registrar (herein called the “Registrar”) and Paying Agent (herein called the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, Aegon N.V. (subsequently renamed Aegon Ltd.) and Citibank, N.A. executed and delivered the Base Indenture to provide for the future issuance by the Issuer of its Securities to be issued from time to time in one or more series as might be determined under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, the Trustee is the successor in interest to Citibank, N.A. under the Indenture pursuant to the terms of the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Issuer, Aegon N.V. (subsequently renamed Aegon Ltd.), the Trustee and Citibank, N.A;

WHEREAS, Section 301 of the Base Indenture permits the terms of any series of Securities to be established pursuant to a Board Resolution or in one or more indentures supplemental to the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer may issue Securities now and additional Securities of the same or different series at later dates under the Base Indenture, as established by the Issuer, and the Issuer desires to initially issue $500,000,000 aggregate principal amount of Securities, entitled the 5.625% Senior Notes due 2036 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture as supplemented by this Eleventh Supplemental Indenture and such Securities shall be guaranteed by the Parent Guarantor (the “Parent Guarantee”), the form and substance of such Parent Guarantee and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture as supplemented by this Eleventh Supplemental Indenture and substantially in the form of Schedule 2 hereto.

WHEREAS, the Issuer desires to appoint Citibank, N.A. as the Registrar and Paying Agent under the Indenture with respect to the Notes;

WHEREAS, the Notes shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

WHEREAS, each of the Issuer and the Parent Guarantor has duly authorized the execution and delivery of this Eleventh Supplemental Indenture and requested that the Trustee and the Registrar and Paying Agent execute and deliver this Eleventh Supplemental Indenture, and all requirements necessary to make this Eleventh Supplemental Indenture a valid and binding instrument in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the Parent Guarantee to be endorsed thereon and the terms, provisions and conditions of each thereof, as well as for other purposes set forth herein, the parties hereto hereby agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Provisions of the Base Indenture.

Except as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect with respect to the Notes. The Base Indenture, as amended and supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Eleventh Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes of any series authenticated and delivered under the Base Indenture shall be bound hereby.

Section 1.02 Definitions of Terms.

For all purposes of this Eleventh Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) all terms used in this Eleventh Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this Eleventh Supplemental Indenture;

(b) unless otherwise specified, a reference to a “Section” or “Article” refers to a Section or Article, as the case may be, of this Eleventh Supplemental Indenture;

(c) headings are for convenience of reference only and do not affect interpretation;

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Eleventh Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(e) the term “Securities” as defined in the Base Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes; and

(f) the following terms have the meanings set forth below for purposes of this Eleventh Supplemental Indenture and the Base Indenture as it relates to the series of Notes issued hereunder;

“Additional Amounts” has the meaning set forth in Section 5.03.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Owner” means any Person owning an interest in a Global Security as reflected on the books of DTC or on the books of a DTC Participant or on the books of an indirect participant for which a DTC Participant acts as agent.

“Board of Directors” means either the board of directors of Aegon Funding Company LLC or the Executive Board of Aegon Ltd, as applicable, or any duly authorized committee thereof or nominated thereby.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law or executive order to close or be closed in the City of New York, or with respect to place of payments, in such place of payment.

“Closing Date” means May 7, 2026.

“Covenant Defeasance” has the meaning set forth in Section 2.07.

“DTC Participant” means a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

“DTC” means The Depository Trust Company, its nominees, and their respective successors.

“Event of Default” has the meaning set forth in Section 4.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FATCA” means (1) Sections 1471 through 1474 of the Code or, any associated regulations or other official guidance; (2) any treaty, law, regulation or other official guidance enacted or adopted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (1) above; or (3) any agreement pursuant to the implementation of (1) or (2) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“Global Securities” has the meaning set forth in the Base Indenture.

“Group” means the Parent Guarantor and its consolidated subsidiaries and Undertakings, as reflected in the primary consolidated financial statements of the Parent Guarantor.

“Holder” means the person in whose name a Security is registered in the Registrar’s Security Register.

“Issuer Substitution” has the meaning set forth in Section 3.04.

“Legal Defeasance” has the meaning set forth in Section 2.01.

“Maturity Date” means May 7, 2036.

“Par Call Date” has the meaning set forth in Section 3.02.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registrar” has the meaning set forth in the recitals.

“Regular Record Date” as used with respect to any Interest Payment Date (except a date for payment of defaulted interest) will be the date that is 15 calendar days immediately prior to such Interest Payment Date, whether or not such date is a Business Day.

“Relevant Debt” has the meaning set forth in Section 5.02.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 5.03.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Substitute” has the meaning set forth in Section 5.01.

“Tax Event” has the meaning set forth in Section 3.03.

“Treasury Rate” has the meaning set forth in Section 3.02.

“U.S. Dollars” or “U.S.$” means the lawful currency of the United States.

“U.S. Government Obligations” means securities which are (i) direct obligations of the United States government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States government, the payment of which is unconditionally guaranteed by the United States government, which, in either case, are “full faith and credit” obligations of the United States government payable in U.S. Dollars and are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

Section 2.02 Stated Maturity and Maturity

The principal amount of the Notes will come due on May 7, 2036 (the “Stated Maturity”). The principal amount of the Notes may become due before its Stated Maturity by reason of redemption or acceleration after a default as detailed in Sections 3.02, 3.03 and 4.01. The day on which the principal of the Notes actually becomes due, whether at its Stated Maturity or earlier, is called the “Maturity” of the principal amount of the Notes.

Section 2.03 Form, Issuance, Registration and Exchange

The Notes will be issued only in registered form without coupons and in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Upon their original issuance, Notes offered and sold shall be issued in the form of one or more Global Securities in definitive, fully registered form, without coupons, substantially in the form set forth in Schedule 1, with such applicable legends as provided herein. Such Global Securities shall be registered in the name of the Depositary, or its nominee, and deposited with the Registrar, at its corporate trust office specified in Section 8.02, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee.

Schedule 1 hereto is hereby incorporated into and expressly made a part of this Eleventh Supplemental Indenture.

Section 2.04 Payment Provisions

(a) The interest rate payable in respect of the Notes is equal to 5.625% per annum. Interest on the Notes shall be payable semi-annually in arrear on May 7 and November 7, beginning on November 7, 2026 (each an “Interest Payment Date”). Each payment of interest due on an Interest Payment Date or at Maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the Issue Date, if none has been paid, to but excluding the immediately following payment date.

(b) For interest due on the Notes on an Interest Payment Date, the Issuer will pay the interest to the Holder in whose name the Note is registered at the close of business on the Regular Record Date relating to the Interest Payment Date. For interest due at Maturity but on a day that is not an Interest Payment Date, the Issuer will at such Maturity pay the interest to the Holder entitled to receive the principal amount of the Note. For the principal amount due on the Notes at Maturity, the Issuer will pay the amount to the Holder of the Note against surrender of the Note at the proper place of payment.

(c) Interest for the Notes will be computed on a fixed rate basis of a 360-day year of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed. If any Interest Payment Date falls on a day that is not a Business Day, interest will be paid the following day that is a Business Day with the full force and effect as if paid on the Interest Payment Date.

(d) If any payment on the Notes is due on a day that is not a Business Day, the Issuer will make the payment on the day that is the next Business Day. Payments postponed to the next Business Day in this situation will be treated hereunder as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes, Guarantees or this Indenture. No interest will accrue on the postponed amount from the original due date to the next day that is a Business Day.

Section 2.05 Ranking

The Notes will be senior unsecured obligations of the Issuer and will rank equally in right of payment among themselves and with all other senior indebtedness of the Issuer. The Notes will rank senior to all existing and any future subordinated indebtedness of the Issuer.

Section 2.06 Parent Guarantee

The Parent Guarantee will be senior unsecured obligations of the Parent Guarantor. The Parent Guarantee will rank equally in right of payment among themselves and with respect to all other senior obligations of the Parent Guarantor.

Section 2.07 Defeasance

The Issuer and the Parent Guarantor may, at its option and at any time, elect to have the Issuer’s and the Parent Guarantor’s respective obligations discharged with respect to (i) defeasance and discharge of indebtedness in compliance with Article 1302 of the Base Indenture (“Legal Defeasance”) or (ii) defeasance of any term, provision or condition set forth in Sections 5.01 and 5.02 (“Covenant Defeasance”) with respect to the Securities at any time after the applicable conditions set forth below have been satisfied:

In order to exercise Legal Defeasance with respect to the Notes, the Issuer and Parent Guarantor must comply with Section 1304 of the Base Indenture.

In order to exercise Covenant Defeasance with respect to the Notes:

(a) the Issuer or the Parent Guarantor shall have irrevocably deposited or caused to be deposited with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, (i) cash in U.S. Dollars in an amount, or (ii) U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment required hereunder cash in U.S. Dollars in an amount, or (iii) any combination of (i) and (ii), sufficient to pay all of the principal of, and interest and Additional Amounts on, the Securities then Outstanding on the dates such payments are due in accordance with the terms of such Securities;

(b) no Event of Default under, or event which, with notice, or lapse of time or both, would become an Event of Default shall have occurred and be continuing on the date of such deposit;

(c) the Issuer or the Parent Guarantor shall have delivered to the Trustee an opinion of tax counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the Beneficial Owners of Securities for U.S. federal income tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred; and

(d) the Issuer or Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to such Covenant Defeasance have been complied with.

In the event Covenant Defeasance occurs with respect to the Notes, the events (not including bankruptcy, insolvency or reorganization events) described under Article 4 will no longer constitute an Event of Default with respect to the Securities.

ARTICLE THREE

REDEMPTION, OPTIONAL REPAYMENT AND SUBSTITUTION

Section 3.01 General.

Any redemption made in accordance with this Article 3 shall be made in accordance with Sections 1102 through 1107 of the Base Indenture, as applicable.

Section 3.02 Optional Redemption

Prior to February 7, 2036 (three months prior to their Maturity date) (the “Par Call Date”), the Issuer may redeem the Notes in whole or in part, at its option, at any time and from time to time at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed and rounded to three decimal places) equal to the greater of: (a)(i) the sum of the present values determined by the Issuer of the remaining scheduled payments of principal and interest thereon (assuming the Notes matured on the Par Call Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months, and in the case of an incomplete month, the number of days elapsed) at the Treasury Rate plus 20 basis points, less (ii) any accrued and unpaid interest to, but excluding, the redemption date, or (b) 100% of the principal amount of the Notes to be redeemed, plus, in either case, any accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any one time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m. New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury Constant Maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor the Paying Agent shall be responsible for calculating the redemption price or for verifying any calculations of such redemption price. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to the Trustee, the Paying Agent and to each Holder of the Notes to be redeemed.

If the Issuer decides to redeem fewer than all of the outstanding Notes (a partial redemption) and the Notes to be redeemed are Global Notes then held by DTC (or another depositary), the Notes to be redeemed shall be selected in accordance with the procedures of DTC (or such other depositary) or by lot. No Notes of a principal amount of less than $2,000 will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Section 3.03 Tax Redemption.

The provisions of Section 1109 of the Base Indenture are hereby replaced by Section 3.03 hereof and shall not apply with respect to the Securities.

The Securities may be redeemed at the option of the Issuer in whole (but not in part), after having given at least 30 days’ but not more than 60 days’ notice to each Holder of the Securities with a copy to the Trustee (which notice shall be irrevocable), at a Redemption Price equal to the aggregate principal amount thereof plus accrued but unpaid interest to, but excluding, the date fixed for redemption (including any Additional Amounts) if, as a result of any change in the laws or regulations of any Relevant Taxing Jurisdiction or in the official interpretation or administration of any such laws or regulations becomes effective on or after the Original Issue Date specified pursuant to the terms of the Securities, the Issuer (or if the Parent Guarantee is called upon, the Parent Guarantor) would be required to pay Additional Amounts with respect to the Securities on the next succeeding Interest Payment Date as described in Section 5.03 hereof and the Issuer or the Parent Guarantor, as applicable, cannot avoid this requirement by taking reasonable measures (a “Tax Event”).

Prior to giving any such notice for redemption, the Issuer or the Parent Guarantor, as applicable, will deliver to the Trustee (for the benefit of the Holders of the Securities) an Officer’s Certificate, stating that a Tax Event has occurred and is continuing and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Issuer to redeem the Securities pursuant to this Section have been satisfied and an opinion of independent legal or tax advisers of recognized standing with respect to tax matters of the applicable Relevant Taxing Jurisdiction to the effect that a Tax Event has occurred and is continuing and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Issuer to redeem the Securities pursuant to this Section have been satisfied. The Trustee is not responsible for the content of any opinion required by this condition. The opinion and Officer’s Certificate shall be available for inspection or collection at all reasonable times during normal business hours by a Holder at the office of the Trustee or may be provided by email to a Holder following their prior written request to the Trustee and provision of proof of holding and identity (in a form satisfactory to the Trustee).

Section 3.04 Issuer Substitution

The Issuer may at any time, following a consolidation, merger or sale of all or substantially all of its assets, without the consent of the Holders, substitute itself as principal debtor under the Securities following consolidation, merger or sale of all or substantially all of its assets with such Substitute, provided that immediately after giving effect to such transaction, no Event of Default has occurred or is continuing in respect of the Securities and no payment in respect of such Securities is at the relevant time due. The substitution shall be made by a supplemental indenture and may only take place if:

(a) any Substitute shall expressly assume the Issuer’s obligations in their entirety under the Securities and under this Indenture;

(b) the Substitute is organized under the laws of the United States, the United Kingdom (including the Channel Islands and Isle of Man), Bermuda or any other country that is a member of the Organization of Economic Co-operation and Development as of the date of such succession;

(c) each stock exchange on which the Securities are listed shall have confirmed that, following the proposed substitution of the Substitute, the substituted Securities will continue to be listed on such stock exchange;

(d) if as a result of such consolidation, merger or sale, assets of the Parent Guarantor would become subject to a Lien to secure payment of any Relevant Debt for borrowed money of the Parent Guarantor which would not be permitted under this Indenture, the Parent Guarantor or the Substitute, as the case may be, prior to or simultaneous to the consolidation or merger or such sale, as the case may be, shall take such steps as shall be necessary to effectively secure the substituted Securities equally and rateably with (or prior to) all Relevant Debt secured thereby;

(e) the Substitute agrees, in the supplemental indenture, to indemnify the Trustee, the Paying Agent and each Holder against (A) any tax, duty, assessment or governmental charge which is imposed on such Holder by (or by any subdivision or authority having power to tax in or of) the Relevant Taxing Jurisdiction with respect to any Security that would not have been so imposed had the substitution not been made and (B) any cost or expense relating to the substitution;

(f) all the provisions set forth in this Indenture with respect to the Issuer shall apply to the Securities following the substitution as if such Securities were originally issued by the Substitute;

(g) the Notes and obligations of the Substitute under the Notes and the Indenture shall be unconditionally guaranteed by the Parent Guarantor as set forth in this Indenture;

(h) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) to ensure that (A) the supplemental indenture and the Securities, and such other documentation as may be necessary to be executed by the Substitute to effect the substitution represent valid, legally binding and enforceable obligations of the Substitute and (B) the supplemental indenture and such other documentation as may be necessary to be executed by the Issuer to effect the substitution represent valid, legally binding and enforceable obligations of the Issuer have been taken, fulfilled and done and are in full force and effect; and

(i) the Issuer shall have delivered to the Trustee a certificate and legal opinion, subject to customary assumptions and qualifications, addressed to the Trustee as to the fulfilment of the conditions specified in paragraph (g) above and as to compliance with the provisions of the Indenture described under this section.

Upon the execution of the supplemental indenture by all parties thereto and the satisfaction of the other conditions set out herein and the supplemental indenture, the Substitute shall succeed to and be substituted for the Issuer under the Securities and this Indenture with the same effect as if it had been named herein. Following a substitution in accordance herewith, the Issuer will cease to be the Issuer under the Securities, the Issuer will be released from and will have no further obligations or liabilities in respect of the Securities or the substituted notes and any substitution will not, in itself, trigger events of default or constitute an event described under Section 5.01, provided, for the avoidance that the requirement of provision (iii) described under Section 5.01 shall apply. If the Substitute is the Parent Guarantor, the Parent Guarantor will be released of all obligations with respect to the Parent Guarantees upon becoming the Substitute in accordance herewith.

Such Substitute may cause to be signed, and may issue either in its own name or in the name of the Issuer prior to such succession, without the consent of Holders, any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the written order of such Substitute, instead of the Issuer, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall, without the consent of Holders, authenticate and shall deliver any Securities which previously shall have been signed and delivered by the officers of the Issuer to the Trustee for authentication, and any Securities which such Substitute thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities heretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such substitution in accordance herewith, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

In the event of any such substitution in accordance herewith by the Issuer, or any successor corporation which shall theretofore have become such a Substitute in the manner described in this Article, the Issuer or such a Substitute, as the case may be, shall be discharged from all obligations and covenants under this Indenture and the Securities and may be liquidated and dissolved.

ARTICLE FOUR

REMEDIES

Section 4.01 Event of Default.

The provisions of Section 501 of the Base Indenture are hereby replaced by Section 4.01 hereof and shall not apply with respect to the Securities.

“Event of Default”, wherever used herein with respect to the Securities, means any one of the following events:

(a) the Issuer fails to pay principal or premium, if any, upon any Security, when due, and continuance of such a default;

(b) the Issuer fails to pay any interest (including any Additional Amounts) upon any Security, when due, and a continuance of such a default for a period of 30 days and within which period such default has not been remedied by the Parent Guarantor making such payment;

(c) the Issuer or Parent Guarantor, as the case may be, fails duly to perform any other covenants or the breach of any of the warranties contained in the Securities, the Parent Guarantees or this Indenture after being given written notice from the Holder and such failure has not been remedied within 90 days after written notification to the Issuer or Parent Guarantor, as the case may be, from the Holder; and

(d) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer or, if applicable, the Parent Guarantor, in an involuntary case or proceeding under the applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer or, if applicable, the Parent Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or, if applicable, the Parent Guarantor or of any substantial part of the property of the Issuer or, if applicable, the Parent Guarantor, or ordering the winding up or liquidation of affairs of the Issuer or, if applicable, the Parent Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(e) the commencement by the Issuer or, if applicable, the Parent Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer or, if applicable, the Parent Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or, if applicable, the Parent Guarantor or of any substantial part of the property of either of them, or the making by the Issuer or, if applicable, the Parent Guarantor of an assignment for the benefit of creditors, or the admission by either the Issuer or, if applicable, the Parent Guarantor in writing of an inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or, if applicable, the Parent Guarantor in furtherance of any such action.

Section 4.02 Acceleration of Maturity; recission and Annulment

An Event of Default specified in Section 4.01(d) or 4.01(e) above shall not be subject to Section 502 of the Base Indenture. If an Event of Default specified in Section 4.01(d) or 4.01(e) above with respect to the Parent Guarantor or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

ARTICLE FIVE

COVENANTS OF THE ISSUER

Section 5.01 Covenant Not to Merge, Consolidate, Sell of Convey Property Except Under Certain Conditions.

The provisions of Section 801 of the Base Indenture are hereby replaced by Section 5.01 hereof and shall not apply with respect to the Securities. The reference in Section 802 of the Base Indenture to “Section 801” of the Base Indenture is hereby updated to refer to “Section 5.01” hereof.

Neither the Issuer nor the Parent Guarantor may consolidate with or merge into, or sell or lease all or substantially all of their respective assets to any person unless (i) the successor person expressly assumes all the Issuer’s or the Parent Guarantor’s obligations under, respectively, the Securities or the Parent Guarantees and under this Indenture (the “Substitute”), as the case may be, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) if the Substitute is organized, tax resident or engaged in business in a jurisdiction other than a Relevant Taxing Jurisdiction, such entity agrees to pay any Additional Amounts in respect of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of that other jurisdiction or any authority therein or thereof having power to tax, corresponding to the obligation (and relevant exceptions)

to pay Additional Amounts as set forth under Section 5.03 (in which case the provisions of Section 3.02 shall also apply to that other jurisdiction as if it were a Relevant Taxing Jurisdiction, provided that the change in the laws or regulations or in the official interpretation or administration described therein becomes effective after the date of the merger, consolidation, sale or lease).

Section 5.02 Limitation on Liens

The provisions of Section 1009 of the Base Indenture are hereby replaced by Section 5.02 hereof and shall not apply with respect to the Securities.

For so long as any of the Notes remain outstanding, the Issuer and the Parent Guarantor and their respective subsidiaries may not secure any securities or other indebtedness in respect of borrowed moneys having an original maturity of more than two years or any guarantee in respect of any such indebtedness (“Relevant Debt”), in each case now or hereafter existing, by granting security upon any of the Issuer’s or the Parent Guarantor’s present or future assets or revenues (“Liens”) unless they, simultaneously with or prior to the creation of such security, take any and all action necessary to effectively provide that the same (or other security acceptable to the Holders) is accorded to all of the Notes for so long as the secured indebtedness is so secured. This limitation does not apply to:

(a) security created over any shares in or any securities owned by any subsidiaries that are not principally engaged in the business of insurance and that do not contribute more than 10% of the Parent Guarantor’s total aggregate consolidated gross premium income as reflected in the most recent annual profit and loss account of the Group;

(b) security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

(c) security created in the normal course of the asset management business carried on in a manner consistent with generally accepted practices for that asset management business;

(d) security or preference arising by operation of any law;

(e) security over real property to secure borrowings to finance the purchase or improvement of that real property;

(f) security over assets existing at the time of the acquisition of those assets; and

(g) security not otherwise permitted by the foregoing clauses that secures borrowed moneys in an aggregate principal amount not exceeding 50% of the Parent Guarantor’s total aggregate consolidated indebtedness with an original maturity of more than two years.

Section 5.03 Additional Payments

The provisions of Section 1006 of the Base Indenture are hereby replaced by Section 5.03 hereof and shall not apply with respect to the Securities.

All payments (whether in respect of principal, redemption amount, interest or otherwise) by or on behalf of the Issuer or the Parent Guarantor in respect of the Securities or the Parent Guarantee, respectively, will be made free and clear of, and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States, the Netherlands, Bermuda or any other jurisdiction in which the Issuer or the Parent Guarantor is organized, tax resident or engaged in business, or any political subdivision thereof or any authority or agency therein or thereof having power to tax (a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Issuer or the Parent Guarantor, as applicable, will pay such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary in order that the net amounts receivable by the Holder after such withholding or deduction will equal the respective amounts that would have been receivable by such Holder in the absence of such withholding or deduction; except that no such Additional Amounts will be payable in relation to any payment in respect of any Securities:

(a) in the case of payments by the Parent Guarantor, presented for payment by or on behalf of a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of the Securities by reason of such Holder or its Beneficial Owner having some connection with Bermuda or the Netherlands by which such taxes, duties, assessments or governmental charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Securities;

(b) in the case of payments by the Issuer or the Parent Guarantor, presented for payment by or on behalf of a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of the Securities by reason of such Holder or its Beneficial Owner having some connection with the United States by which such taxes, duties, assessments or governmental charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Securities;

(c) presented for payment (where presentation is required) more than 30 days after the later of (i) the due date for such payment or (ii) the date the Issuer or the Parent Guarantor, as the case may be, provides funds to make such payment to the Paying Agent, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(d) in respect of any estate, inheritance, gift, sales, transfer, wealth, personal property or similar tax, assessment or other governmental charge;

(e) in the case of payments by the Issuer or the Parent Guarantor, with respect to United States taxes, any tax imposed by reason of (1) the Holder’s past or present status as a tax-exempt organization with respect to the United States, (2) the existence of any present or former connection between the Holder (or between a fiduciary, settlor, beneficiary or member of such Holder, if such Holder is an estate, a trust or a partnership) and the United States, including without limitation, such Holder (or such fiduciary, settlor, beneficiary or member) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein, or (3) such Holder’s present or former status as a personal holding company, foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States tax purposes or as a corporation which accumulates earnings to avoid United States Federal income tax, and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the United States;

(f) in the case of payments by the Issuer or Parent Guarantor, any withholding or deduction which would not be imposed but for the failure of such Holder to comply with certification, identification, or other information reporting requirements concerning their nationality, residence, identity and/or their connections with the United States (including, but not limited to, providing the applicable United States Internal Revenue Service Form W-8 and any necessary supporting statements or documentation), if such compliance is required by law in the United States or by regulation or the competent United States tax authorities as a precondition of exemption from such tax, assessment or other governmental charge;

(g) in the case of payments by the Issuer or the Parent Guarantor, in respect of any United States tax, assessment or other governmental charge imposed as a result of a Holder or Beneficial Owner’s actual or constructive holding of 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote or as the result of the Holder or Beneficial Owner being a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(h) in respect of any tax, assessment or other governmental charge imposed under FATCA;

(i) in respect of any tax imposed or withheld pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(j) any combination of (a) through (i) in this Section 5.03. In regards to the foregoing provisions, Additional Amounts shall not be paid with respect to any payment of the principal of, premium, if any, or any interest on any Security to any Holder who is a fiduciary, a partnership or a Beneficial Owner and who is other than the sole Beneficial Owner of the payment to the extent the fiduciary or a member of the partnership or a Beneficial Owner would not have been entitled to any Additional Amount had it been the Holder of the Security.

Section 5.04 Provision of Information

(a) For so long as any Notes are outstanding and the Parent Guarantor or any successor Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent Guarantor shall be deemed to have satisfied its reporting obligations under this covenant in the Indenture by filing or furnishing annual, quarterly and other reports that it is required to file with or furnish to the SEC, including its annual reports on Form 20-F and its reports on Form 6-K or copies of the information included in such reports on Form 6-K (or its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, if the reporting person is not a foreign private issuer). The Parent Guarantor or any successor Parent Guarantor shall not be required to furnish such reports separately to the Trustee or Holders, provided that such reports are publicly available on the SEC’s EDGAR system.

(b) If any of the Issuer or the Parent Guarantor becomes aware that an Event of Default or an event that with notice or the lapse of time would be an Event of Default has occurred and is continuing, as the case may be, the Issuer and the Parent Guarantor shall deliver a certificate to the Trustee describing the details thereof and the action the Issuer proposes to take.

(c) For so long as the Notes are listed on a securities exchange, the Issuer or the Parent Guarantor will make any reports or other information supplied to the Trustee pursuant to this covenant available at the office of the Trustee in the jurisdiction where such exchange is located and will notify such exchange of the occurrence of any Event of Default and, prior to publication of notice of such Event of Default in the jurisdiction where such exchange is located, submit a draft of the notice to such exchange.

ARTICLE SIX

SATISFACTION AND DISCHARGE

The Issuer covenants and agrees, and each Holder of Notes issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that all Notes shall be issued as Securities subject to the provisions of Article 4 of the Base Indenture.

ARTICLE SEVEN

SUPPLEMENTAL INDENTURES

Section 7.01 Supplemental Indentures Without Consent of Holders

The provisions of Section 901 of the Base Indenture are hereby replaced by Section 7.01 hereof and shall not apply with respect to the Securities.

The Issuer, the Parent Guarantor, the Trustee and the Paying Agent may from time to time and at any time, without the consent of the Holders, enter into an agreement or agreements supplemental hereto for one or more of the following purposes:

(a)	to convey, transfer, assign, mortgage or pledge to the Trustee or another person as security for the Securities any property or assets;

(b)

to evidence the succession of another Person to the Issuer, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Issuer pursuant to this Indenture;

(c)	to evidence and provide for the acceptance of appointment of a successor or successors to the Trustee in any of its capacities;

(d)

to add to the covenants of the Issuer, such further covenants, restrictions, conditions or provisions as the Issuer shall reasonably consider to be for the protection of the Holders and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default under the Securities permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the Securities to waive such an Event of Default;

(e)

to modify the restrictions on, and procedures for, resale and other transfers of the Securities pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

(f)

to cure any ambiguity or to correct or supplement any provision contained herein, in the Securities, or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Indenture or under any supplemental indenture as the Issuer may deem necessary or desirable and which shall not adversely affect in any material respect the interests of the Holders of the Securities to which such provisions relate;;

(g)

to “reopen” the Securities of any series and create and issue additional Securities of that series having identical terms and conditions as the existing Securities of such series (or in all respects except for the issue date, issue price, the CUSIP number and first interest payment date) so that the additional Securities are consolidated and form a single series with the Outstanding such Securities;

(h)

to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Securities in uncertificated form;

(i)

to modify the restrictions on the transferability of any Securities, and the procedures for resales and other transfers of the Securities to reflect any change in applicable law or regulation (or the interpretation thereof) or to provide alternative procedures in compliance with applicable law and practices relating to the resale or other transfer of restricted securities generally;

(j)	to establish the form or terms of Securities of any series as permitted by Sections 201 or 301 of the Base Indenture;

(k)	to add one or more additional guarantors of the obligations under the Securities and this Indenture for the benefit of all or any series of Securities; or

(l)	to amend this Indenture to conform to the provisions of the Trust Indenture Act as in effect at the time of the execution of such supplemental indenture.

Any supplemental indenture authorized by the provisions of this Section may be executed without the consent of the Holders of any of the Securities then Outstanding, notwithstanding any of the provisions of Section 7.02.

Section 7.02 Supplemental Indentures with Consent of Holders.

The provisions of Section 902 of the Base Indenture are hereby replaced by Section 7.02 hereof and shall not apply with respect to the Securities.

The Issuer, the Parent Guarantor, the Trustee and the Paying Agent may, from time to time and at any time, with the consent (evidenced as provided in Article 1) of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders under the Securities; provided, that no such agreement shall (a) change the maturity of the principal of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any installment of interest thereon, or change the place or currency of payment of principal of, or interest on, any Security, or change the Issuer’s obligations to pay Additional Amounts, or impair or affect the right of any Holder to institute suit for the enforcement of any such payment on or after the due date thereof (or in the case of redemption, on or after the redemption date), or (b) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such agreement, without the consent of the Holders of all Securities then Outstanding.

Upon the request of the Issuer, and upon the filing with the Trustee of evidence of the consent of Holders and other documents, if any, required by Section 401 of the Base Indenture, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, protections, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution by the Issuer and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Issuer shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such supplemental indenture. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

ARTICLE EIGHT

MISCELLANEOUS PROVISIONS

Section 8.01 Further Issuances.

The Issuer may from time to time, without the consent of the Holders of Notes, create and issue further notes on terms and conditions identical in all respects (or in all respects save for the date from which interest thereon accrues, the issue price, and the amount of the first payment of interest on such further notes) and so that the further issuance of notes shall be consolidated and form a single series with the outstanding Notes; provided that any further notes that are not fungible with the Notes for U.S. federal income tax purposes shall have a unique CUSIP or any other identifying number assigned to such further notes. Any further issuance of notes shall be issued pursuant to an additional supplemental indenture.

Section 8.02 Notices and Demands on Issuer, Trustee and Holders, Registrar and Paying Agent.

The provisions of Section 105 of the Base Indenture are hereby replaced by Section 8.02 hereof and shall not apply with respect to the Securities.

Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on the Issuer shall be in writing, in English and may be given or served by being deposited postage prepaid, first class mail (except as otherwise specifically provided herein) addressed, in the case of the Issuer and until another address of the Issuer is filed by the Issuer with the Trustee, to Aegon Funding Company, LLC (Attn. Jessica Kortum) 6400 C Street SW, Cedar Rapids, Iowa 52499. Any notice, direction, request or demand by the Issuer, or any Holder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing and in English at the Corporate Office, which is currently located at:

The Bank of New York Mellon Trust Company, N.A.

311 South Wacker Drive

Suite 6200B, Floor 62

Chicago, Illinois 60606

Attention: Corporate Trust Administration

E:mail: yolanda.ash@bny.com

Any notice, direction, request or demand by the Issuer or the Trustee upon the Registrar and Paying Agent shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing in English at:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Agency and Trust

citi.cspag.debt@citi.com

Any such notice or demand to be given or served by the Trustee or the Registrar and Paying Agent to or on the Issuer, and any such notice, direction, request or demand by the Issuer to or upon the Trustee or the Registrar and Paying Agent, may be transmitted by email and confirmed by overnight courier.

Section 8.03 Ratification of Base Indenture; Eleventh Supplemental Indenture Controls

The Base Indenture, as supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed. This Eleventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Eleventh Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith with respect to the Notes and any other Notes issued hereunder.

Section 8.04 Trustee and Registrar and Paying Agent Not Responsible for Recitals

The recitals contained herein are made by the Issuer and not by the Trustee nor the Registrar and Paying Agent, and the Trustee and the Registrar and Paying Agent assume no responsibility for the accuracy thereof. The Trustee and the Registrar and Paying Agent make no representation as to the validity or sufficiency of this Eleventh Supplemental Indenture or the Notes. The Trustee and the Registrar and Paying Agent shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.

Section 8.05 Governing Law

This Eleventh Supplemental Indenture, the Notes and the Parent Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.06 Submission to Jurisdiction; Appointment of Agent for Service; Waivers of Jury Trial.

The Issuer and Parent Guarantor (a) agree that any legal suit, action or proceeding arising out of or based upon the Indenture, the Securities or the Parent Guarantees may be instituted in any New York State or United States federal court in the Borough of Manhattan in the City of New York, New York, (b) waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and (c) irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.

The Parent Guarantor hereby irrevocably designates and appoints Transamerica Corporation, 6400 C Street SW, Cedar Rapids, Iowa 52499, United States of America, as its authorized agent for service of process in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. The Parent Guarantor waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Parent Guarantor represents and warrants that such agent has agreed to act as the Parent Guarantor’s agent for service of process, and the Parent Guarantor agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

EACH OF THE ISSUER, PARENT GUARANTOR, THE TRUSTEE, THE REGISTRAR AND PAYING AGENT AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE PARENT GUARANTEE OR ANY COUNTERCLAIM THEREIN.

Section 8.07 Severability

If any provision in the Indenture or in the Notes is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.08 Counterparts

This Eleventh Supplemental Indenture may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8.09 Registrar and Paying Agent

(a) The Issuer hereby appoints Citibank, N.A. as Registrar for the Notes under the Indenture to perform such duties as are assigned to the Security Registrar in the Base Indenture and the Registrar in this Eleventh Supplemental Indenture. The Issuer hereby appoints Citibank, N.A. as the Paying Agent for the Notes under the Indenture. The Paying Agent hereby agrees with the Trustee that, subject to the provisions of Section 1003 of the Base Indenture, it will (1) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and (2) during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by it for payment in respect of the Notes. Not later than 10:00 a.m., New York City time, on the due date of the principal of or any premium or interest on the Notes, the Issuer shall deposit, or cause to be deposited, with the Paying Agent immediately available funds in an amount equal to the aggregate amount to be paid by the Paying Agent on such due date.

(b) In the absence of willful misconduct or gross negligence on the part of the Registrar and Paying Agent, the Registrar and the Paying Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Registrar or the Paying Agent and conforming to the requirements of the Indenture; but in the case of any such statements, certificates or opinions that by any provision hereof are specifically required to be furnished to the Registrar or the Paying Agent, the Registrar or the Paying Agent, as applicable, shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).

(c) Neither the Registrar nor the Paying Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of the Registrar or Paying Agent, unless it shall be proved that the Registrar and Paying Agent was grossly negligent in ascertaining the pertinent facts.

(d) Before the Registrar or Paying Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. Neither the Registrar nor the Paying Agent shall be liable for any action it takes or omits to take in good faith reliance on such Officers’ Certificate or Opinion of Counsel.

(e) The Registrar and Paying Agent shall not be required to give any bond or surety in respect of the execution of its power or in respect of the Indenture.

Section 8.10 Rights of Trustee Unaffected.

For the avoidance of doubt, nothing in this Eleventh Supplemental Indenture shall affect the rights, privileges, protections, immunities and benefits given to the Trustee hereunder or under the Base Indenture (including as such rights, privileges, protections, immunities and benefits extend to the Registrar and Paying Agent pursuant to Section 8.13 hereof), including the right to be indemnified and compensated in accordance with the terms of the Indenture, and all such rights shall in all events survive the occurrence or continuation of any event referred to in this Eleventh Supplemental Indenture. For the avoidance of further doubt, the Parent Guarantor, as Parent Guarantor (within the meaning of such term as defined in the Base Indenture), shall be jointly and severally liable with the Issuer for all amounts due the Trustee and the Registrar and Paying Agent under and pursuant to Section 607 of the Base Indenture.

Section 8.11 Force Majeure.

In no event shall the Trustee or the Registrar and Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations governmental action or the like, it being understood that the Trustee and the Registrar and Paying Agent, as applicable, shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.12 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, and the Registrar and Paying Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Registrar and Paying Agent, as applicable. The parties to this Eleventh Supplemental Indenture agree that they will provide the Trustee and the Registrar and Paying Agent, as applicable, with such information as they may reasonably request in order for the Trustee or the Registrar and Paying Agent, as applicable, to satisfy the requirements of the U.S.A. Patriot Act.

Section 8.13 Certain Matters.

(a) In the performance of its obligations hereunder, the Trustee shall be provided with any rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Base Indenture. The rights, privileges, protections, immunities and benefits given to the Trustee hereunder and under the Base Indenture are extended to, and shall be enforceable by, the Registrar and the Paying Agent.

(b) The rights, powers, duties, obligations and actions of the Trustee and of the Registrar and Paying Agent under the Indenture are several and not joint or joint and several. The Registrar and Paying Agent undertake to perform such duties and only such duties as are specifically set forth in the Indenture. Neither the Registrar nor Paying Agent shall at any time be under any fiduciary duty whatsoever to any Person hereunder, nor shall any of them have any other obligation towards, or have any relationship or other agency or trust, for or with any Person other than the Issuer and the Parent Guarantor.

(c) In no event shall the Trustee, Registrar or Paying Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee, Registrar or Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

ISSUER:

AEGON FUNDING COMPANY LLC

By:	/s/ Bonnie T. Gerst
Name: Bonnie T. Gerst
Title: Senior Vice President

[Eleventh Supplemental Indenture Signature Page]

PARENT GUARANTOR:

AEGON LTD.

By:	/s/ Marvin R. Brizee
Name: Marvin R. Brizee
Title: Senior Vice President and Head of Group Treasury

[Eleventh Supplemental Indenture Signature Page]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Eleventh Supplemental Indenture Signature Page]

REGISTRAR AND PAYING AGENT:

CITIBANK, N.A.,
as Registrar and Paying Agent

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

[Eleventh Supplemental Indenture Signature Page]

SCHEDULE 1

FORM OF 5.625% SENIOR NOTE DUE 2036

[Face of Note]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE BASE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE ELEVENTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE ISSUER, THE PARENT GUARANTOR, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO AEGON FUNDING COMPANY LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE BASE INDENTURE , AS SUPPLEMENTED BY THE ELEVENTH SUPPLEMENTAL INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

AEGON FUNDING COMPANY LLC

5.625% Senior Notes due 2036

Guaranteed by AEGON LTD.

No. 1

CUSIP No.:	00775V AB0

ISIN No.:	US00775VAB09

Aegon Funding Company LLC (the “Issuer”, which term includes any Successor Person under the Base Indenture, as supplemented by the Eleventh Supplemental Indenture hereinafter referred to), for value received, hereby promises to pay on May 7, 2036 to Cede & Co. or registered assigns the principal sum of FIVE HUNDRED MILLION U.S. Dollars, or such other amount as is evidenced in the Security Register on such date, at the Issuer’s office or agency for said purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually in arrear, on May 7 and November 7 of each year (each, an “Interest Payment Date”), on the principal amount of this Security outstanding from time to time, in like coin or currency at the rate per annum set forth above at said office or agency from the Issuer, as the case may be, next preceding the date of this Security to which interest on the Securities has been paid or duly provided for, unless the date hereof is a date to which interest on the Securities has been paid or duly provided for, in which case from the date of this Security, or unless no interest has been paid or duly provided for on the Securities, in which case from November 7, 2026 until payment of said principal sum has been made or duly provided for. Interest on the Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed.

The interest so payable on any May 7 or November 7 will, except as otherwise provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Security is registered on the close of business on the 15th calendar day immediately preceding the relevant Interest Payment Date (each, a “Record Date”). If the date of payment of interest on or principal of this Security or the date fixed for redemption or repayment of this Security shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date for payment of principal of, or interest on, this Security or the date fixed for redemption or repayment, and no interest shall accrue for the period after such date

This Security is being deposited with DTC acting as depositary, and registered in the name of Cede & Co., a nominee of DTC. Cede & Co., as Holder of record of this Security, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date. Payment of interest on this Security will be made in the manner specified in the Indenture referred to on the reverse hereof.

Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee, this Note shall not be entitled to any benefit under the Base Indenture, as supplemented by the Eleventh Supplemental Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: May [7], 2026

AEGON Funding Company LLC

Name:
Title:

Certificate of Authentication:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: May [7], 2026

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]

1.	General

This Note is one of a duly authorized issue of Securities of the Issuer (herein called the Notes), issued and to be issued in one or more series under an indenture, dated as of October 11, 2001 (the Base Indenture), between the Issuer, Aegon N.V. (subsequently renamed Aegon Ltd.) and The Bank of New York Mellon Trust Company, N.A., as Trustee and successor in interest to Citibank, N.A. (herein called the Trustee, which term includes any successor trustee under the Indenture), as the same has been supplemented and amended from time to time, and as shall be further supplemented and amended by an eleventh supplemental indenture dated May 7, 2026 among the Issuer, Aegon Ltd, (the Parent Guarantor), the Trustee and Citibank, N.A., herein called the Paying Agent (herein called the Eleventh Supplemental Indenture and together with the Base Indenture, the Indenture) and reference is hereby made to the Indenture for a statement of the terms of the Notes and the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

The Notes are the direct, unconditional, unsecured and unsubordinated general obligations of the Issuer. The Notes will rank pari passu among themselves, without any preference one over the other by reason of priority of date of issue or otherwise, and at least equally with all other outstanding unsecured and unsubordinated general obligations of the Issuer.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, times, and rate, and in the currency, herein prescribed.

As used herein, “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law or executive order to close or be closed in New York City, or with respect to a place of payments, in such place of payment.

2.	Additional Amounts.

All payments (whether in respect of principal, redemption amount, interest or otherwise) by or on behalf of the Issuer or the Parent Guarantor in respect of the Notes or the Parent Guarantee, respectively, will be made free and clear of, and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States, the Netherlands, Bermuda or any other jurisdiction in which the Issuer or the Parent Guarantor is organized, tax resident or engaged in business, or any political subdivision thereof or any authority or agency therein or thereof having power to tax (a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Issuer or the Parent Guarantor, as applicable, will pay such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary in order that the net amounts receivable by the Holder after such withholding or deduction will equal the respective amounts that would have been receivable by such Holder in the absence of such withholding or deduction; except that no such Additional Amounts will be payable in relation to any payment in respect of any

Securities: (a) in the case of payments by the Parent Guarantor, presented for payment by or on behalf of a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of the Notes by reason of such Holder or its beneficial owner having some connection with Bermuda or the Netherlands by which such taxes, duties, assessments or governmental charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Notes; (b) in the case of payments by the Issuer or the Parent Guarantor, presented for payment by or on behalf of a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of the Notes by reason of such Holder or its beneficial owner having some connection with the United States by which such taxes, duties, assessments or governmental charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Notes; (c) presented for payment (where presentation is required) more than 30 days after the later of (i) the due date for such payment or (ii) the date the Issuer or the Parent Guarantor, as the case may be, provides funds to make such payment to the Paying Agent, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days; (d) in respect of any estate, inheritance, gift, sales, transfer, wealth, personal property or similar tax, assessment or other governmental charge; (e) in the case of payments by the Issuer or the Parent Guarantor, with respect to United States taxes, any tax imposed by reason of (1) the Holder’s past or present status as a tax-exempt organization with respect to the United States, (2) the existence of any present or former connection between the Holder (or between a fiduciary, settlor, beneficiary or member of such Holder, if such Holder is an estate, a trust or a partnership) and the United States, including without limitation, such Holder (or such fiduciary, settlor, beneficiary or member) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein, or (3) such Holder’s present or former status as a personal holding company, foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States tax purposes or as a corporation which accumulates earnings to avoid United States Federal income tax, and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the United States; (f) in the case of payments by the Issuer or Parent Guarantor, any withholding or deduction which would not be imposed but for the failure of such Holder to comply with certification, identification, or other information reporting requirements concerning their nationality, residence, identity and/or their connections with the United States (including, but not limited to, providing the applicable United States Internal Revenue Service Form W-8 and any necessary supporting statements or documentation), if such compliance is required by law in the United States or by regulation or the competent United States tax authorities as a precondition of exemption from such tax, assessment or other governmental charge; (g) in the case of payments by the Issuer or the Parent Guarantor, in respect of any United States tax, assessment or other governmental charge imposed as a result of a Holder or beneficial owner’s actual or constructive holding of 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote or as the result of the Holder or beneficial owner being a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (h) in respect of any tax, assessment or other governmental charge imposed under FATCA; (i) in respect of any tax imposed or withheld pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or (j) any combination of (a) through (i) above. In regards to the foregoing provisions, Additional Amounts shall not be paid with respect to any payment of the principal of, premium, if any, or any interest on any Note to any Holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any Additional Amount had it been the holder of the Security.

3.	Discharge.

If at any time (a) the Issuer shall have paid or caused to be paid in full the principal of and interest on all Securities Outstanding under the Indenture, or (b) the Issuer shall have delivered to the Trustee for cancellation all Securities Outstanding theretofore authenticated (other than any Securities which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 306 of the Base Indenture) or (c) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable in accordance with their terms within one year or (iii) are to be, or have been, called for redemption pursuant to the Indenture within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and, in any such case, the Issuer shall have irrevocably deposited or caused to be deposited with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, (A) cash in U.S. Dollars (other than monies repaid by the Trustee or any Paying Agent to the Issuer in accordance with Section 4 of the Base Indenture) in an amount, or (B) U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment, cash in U.S. Dollars in an amount, or (C) any combination of (A) and (B), sufficient to pay all of the principal of, and interest (and Additional Amounts, if any) on, all such Notes not theretofore delivered to the Trustee for cancellation, on the dates such payments are due in accordance with the terms of the Notes and all other amounts payable under the Indenture by the Issuer; then the Indenture shall cease to be of further effect with respect to the Notes and the Issuer shall be discharged from any and all obligations hereunder, in each case except as to (A) rights of registration of transfer and exchange, (B) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (C) rights of Holders to receive payments of principal thereof and interest thereon (including the right to receive from or on behalf of the Issuer payments of any Additional Amounts due pursuant to Section 5.03 of the Eleventh Supplemental Indenture), (D) the rights, obligations and immunities of the Agents under the Indenture, (E) the rights of the Holders as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them and (F) the obligations of the Issuer under the Indenture; and the Issuer shall cause the Trustee, on demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer, to execute proper instruments acknowledging such satisfaction of and discharging the Indenture. The Issuer shall agree to reimburse the Trustee and the Registrar and Paying Agent for any costs or expenses thereafter incurred and to compensate the Trustee and the Registrar and Paying Agent for any services thereafter rendered by the Trustee or the Registrar and Paying Agent in connection with the Indenture or the Notes.

4.	Defeasance.

The Issuer and the Parent Guarantor may, at its option and at any time, elect to have the Issuer’s and the Parent Guarantor’s respective obligations discharged with respect to (i) defeasance and discharge of indebtedness in compliance with Article 1302 of the Base Indenture (“Legal Defeasance”) or (ii) defeasance of any term, provision or condition set forth in Sections 5.01 and 5.02 of the Eleventh Supplemental Indenture (“Covenant Defeasance”) with respect to the Securities at any time after the applicable conditions set forth below have been satisfied:

In order to exercise Legal Defeasance with respect to the Notes, the Issuer and Parent Guarantor must comply with Section 1304 of the Base Indenture.

In order to exercise Covenant Defeasance with respect to the Notes:

(i) the Issuer or the Parent Guarantor shall have irrevocably deposited or caused to be deposited with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, (i) cash in U.S. Dollars in an amount, or (ii) U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment required hereunder cash in U.S. Dollars in an amount, or (iii) any combination of (i) and (ii), sufficient to pay all of the principal of, and interest and Additional Amounts on, the Securities then Outstanding on the dates such payments are due in accordance with the terms of such Securities;

(ii) no Event of Default under, or event which, with notice, or lapse of time or both, would become an Event of Default shall have occurred and be continuing on the date of such deposit;

(iii) the Issuer or the Parent Guarantor shall have delivered to the Trustee an opinion of tax counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the Beneficial Owners of Securities for U.S. federal income tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred; and

(iv) the Issuer or Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to such Covenant Defeasance have been complied with.

(b) In the event Covenant Defeasance occurs with respect to the Notes, the events (not including bankruptcy, insolvency or reorganization events) described under Article 4 of the Eleventh Supplemental Indenture will no longer constitute an Event of Default with respect to the Securities.

5.	Optional Redemption.

Prior to the Par Call Date, the Issuer may redeem the Securities in whole or in part, at its option, at any time and from time to time at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of: (a) (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months, and in the case of an incomplete month, the number of days elapsed) at the Treasury Rate plus 20 basis points, less (ii) interest accrued to the date of redemption, and (b) 100% of the principal amount of the Securities to be redeemed, plus in either case, any accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Issuer may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest thereon to the redemption date.

In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m. New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury Constant Maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor the Paying Agent shall be responsible for calculating the redemption price or for verifying any calculations of such redemption price. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to the Trustee and to each Holder of the Notes to be redeemed.

If the Issuer decides to redeem fewer than all of the outstanding Notes (a partial redemption) and the Notes to be redeemed are Global Notes then held by DTC (or another depositary), the Notes to be redeemed shall be selected in accordance with the procedures of DTC (or such other depositary) or by lot. No Notes of a principal amount of less than $2,000 will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

6.	Tax Redemption.

The Securities may be redeemed at the option of the Issuer in whole (but not in part), after having given at least 30 days’ but not more than 60 days’ notice to each Holder of the Securities with a copy to the Trustee and the Paying Agent (which notice shall be irrevocable), at a Redemption Price equal to the aggregate principal amount thereof plus accrued but unpaid interest to, but excluding, the date fixed for redemption (including any Additional Amounts) if, as a result of any change in the laws or regulations of any Relevant Taxing Jurisdiction or in the official interpretation or administration of any such laws or regulations becomes effective on or after the Original Issue Date specified pursuant to the terms of the Securities, the Issuer (or if the Parent Guarantee is called upon, the Parent Guarantor) would be required to pay Additional Amounts with respect to the Securities on the next succeeding Interest Payment Date as described in Section 5.03 of the Eleventh Supplementary Indenture and the Issuer or the Parent Guarantor, as applicable, cannot avoid this requirement by taking reasonable measures (a “Tax Event”).

Prior to giving any such notice for redemption, the Issuer or the Parent Guarantor, as applicable, will deliver to the Trustee (for the benefit of the Holders of the Securities) an Officer’s Certificate, stating that a Tax Event has occurred and is continuing and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Issuer to redeem the Securities pursuant to this Section have been satisfied and an opinion of independent legal or tax advisers of recognized standing with respect to tax matters of the applicable Relevant Taxing Jurisdiction to the effect that a Tax Event has occurred and is continuing and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Issuer to redeem the Securities pursuant to this Section have been satisfied. The Trustee is not responsible for the content of any opinion required by this condition. The opinion and Officer’s Certificate shall be available for inspection or collection at all reasonable times during normal business hours by a Holder at the office of the Trustee or may be provided by email to a Holder following their prior written request to the Trustee and provision of proof of holding and identity (in a form satisfactory to the Trustee).

7.	Limitation on Liens.

For so long as any of the Notes remain outstanding, the Issuer and the Parent Guarantor and their respective subsidiaries may not secure any securities or other indebtedness in respect of borrowed moneys having an original maturity of more than two years or any guarantee in respect of any such indebtedness (“Relevant Debt”), in each case now or hereafter existing, by granting security upon any of the Issuer’s or the Parent Guarantor’s present or future assets or revenues (“Liens”) unless they, simultaneously with or prior to the creation of such security, take any and all action necessary to effectively provide that the same (or other security acceptable to the Holders) is accorded to all of the Notes for so long as the secured indebtedness is so secured. This limitation does not apply to:

(a) security created over any shares in or any securities owned by any subsidiaries that are not principally engaged in the business of insurance and that do not contribute more than 10% of the Parent Guarantor’s total aggregate consolidated gross premium income as reflected in the most recent annual profit and loss account of the Group;

(b) security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

(c) security created in the normal course of the asset management business carried on in a manner consistent with generally accepted practices for that asset management business;

(d) security or preference arising by operation of any law;

(e) security over real property to secure borrowings to finance the purchase or improvement of that real property;

(f) security over assets existing at the time of the acquisition of those assets; and

(g) security not otherwise permitted by the foregoing clauses that secures borrowed moneys in an aggregate principal amount not exceeding 50% of the Parent Guarantor’s total aggregate consolidated indebtedness with an original maturity of more than two years.

8.	Event of Default; Acceleration of Maturity; Waiver of Default.

“Event of Default”, wherever used herein with respect to the Securities, means any one of the following events:

(a) the Issuer fails to pay principal or premium, if any, upon any Security, when due;

(b) the Issuer fails to pay any interest (including any Additional Amounts) upon any Security, when due, and a continuance of such a default for a period of 30 days and within which period such default has not been remedied by the Parent Guarantor making such payment;

(c) the Issuer or Parent Guarantor, as the case may be, fails duly to perform any other covenants or the breach of any of the warranties contained in the Securities, the Parent Guarantees or this Indenture after being given written notice from the Holder and such failure has not been remedied within 90 days after written notification to the Issuer or Parent Guarantor, as the case may be, from the Holder;

(d) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer or, if applicable, the Parent Guarantor, in an involuntary case or proceeding under the applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer or, if applicable, the Parent Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or, if applicable, the Parent Guarantor or of any substantial part of the property of the Issuer or, if applicable, the Parent Guarantor, or ordering the winding up or liquidation of affairs of the Issuer or, if applicable, the Parent Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(e) the commencement by the Issuer or, if applicable, the Parent Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer or, if applicable, the Parent Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or, if applicable, the Parent Guarantor or of any substantial part of the property of either of them, or the making by the Issuer or, if applicable, the Parent Guarantor of an assignment for the benefit of creditors, or the admission by either the Issuer or, if applicable, the Parent Guarantor in writing of an inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or, if applicable, the Parent Guarantor in further of any such action.

If an Event of Default with respect to Outstanding Securities of the Issuer occurs and is continuing (other than an Event of Default specified in clause (d) above), then in every such case the Trustee or the Holders of any Outstanding Securities of the Issuer may declare the principal amount and any accrued interest of the Securities to be due and payable immediately, by a notice in writing to the Issuer or the Parent Guarantor with a copy to the Trustee, specifying the Event of Default and that it is “notice of acceleration” , and the same shall become immediately due and payable unless, prior thereto, all Events of Default in respect of the Securities shall have been cured by the Issuer or Parent Guarantor. If an Event of Default specified in clause (d) above with respect to the Parent Guarantor or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Outstanding Securities shall become immediately due and payable without any declaration or other act on the part of any Holder.

At any time after such a declaration of acceleration with respect to the Securities has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on the Securities,

(B) the principal of (and premium, if any, on) any Securities which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in the Securities,

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Securities, and

(D) all sums paid or advanced by the Trustee hereunder and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

and

(ii) all Events of Default with respect to the Securities, other than the non-payment of the principal of the Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Section.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The Holders of a majority in aggregate principal amount of the Securities then Outstanding may, by written notice to the Issuer and to the Trustee, waive all defaults and rescind and annul such declaration and its consequences, except a default

(i) in the payment of the principal of or any premium or interest on any Security of such series of the Issuer, or

(ii) in respect of a covenant or provision hereof which under Article Nine of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

9.	Limitation on Suits; Unconditional Right of Holders to Institute Certain Actions.

No Holder of the Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Securities or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a)	such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities;

(b)

the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(c)	such Holder or Holders have offered to the Trustee reasonable indemnity and/or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(e)	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Agreement, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Notwithstanding any other provision of the Indenture and any provision of any Security or Parent Guarantee, the right of any Holder to receive payment of the principal of and interest on such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

10.	Supplemental Indentures.

The Indenture permits the Issuer and the Trustee, from time to time and at any time, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, evidenced as in the Indenture provided, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental agreement or modifying in any manner the rights of the Holders under the Securities; provided, that no such supplemental indenture shall (a) change the maturity of the principal of any Security, or reduce the principal amount thereof, or reduce the stated rate or extend the stated time of payment of any instalment of interest thereon, or change the place or currency of payment of principal of, or interest on, any Security, or make any change the Issuer’s obligations to pay Additional Amounts that would directly and adversely affect the right of any Holder in any material respect or that would amend the terms of such Securities in a way that would (i) result in a loss of an exemption from any of the taxes described thereunder or an exemption from any obligation to withhold or deduct taxes so described thereunder unless the Issuer or the Parent Guarantor, as applicable, agrees to pay Additional Amounts, if any, in respect thereof, or (iii) cause any Holder to be treated as having disposed of or otherwise transferred the Securities for tax purposes, (b) or impair or affect the right of any Holder to institute suit for the enforcement of any such payment on or after the due date thereof (or in the case of redemption, on or after the redemption date) or (c) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such supplemental agreement, without the consent of the Holders of all Securities then Outstanding.

11.	Denominations; Exchange; Transfer.

This Security is in fully registered form without interest coupons. The Securities are issuable in denominations of U.S.$ 2,000 and integral multiples of U.S.$ 1,000 in excess thereof.

The Holder of this Security may only transfer or exchange this Security in accordance with the Indenture. The Registrar may require the Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

12.	Persons Deemed Owners.

Prior to due presentment of a Security for registration of transfer, the Issuer, the Trustee, the Registrar and Paying Agent and any agent of the Issuer, the Parent Guarantor, if applicable, the Trustee or the Registrar and Paying Agent may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of and any premium and (subject to Section 307 of the Base Indenture) any interest on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Parent Guarantor, if applicable, the Trustee, the Registrar and Paying Agent nor any agent of any of them shall be affected by notice to the contrary

13.	Covenant Not to Merge, Consolidate, Sell or Convey Property Except Under Certain Conditions.

Neither the Issuer nor the Parent Guarantor may consolidate with or merge into, or sell or lease all or substantially all of their respective assets to any person unless (i) the successor person expressly assumes all the Issuer’s or the Parent Guarantor’s obligations under, respectively, the Securities or the Parent Guarantees and under this Indenture (the “Substitute”), as the case may be (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) if the Substitute is organized, tax resident or engaged in business in a jurisdiction other than a Relevant Taxing Jurisdiction, such entity agrees to pay any Additional Amounts in respect of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of that other jurisdiction or any authority therein or thereof having power to tax, corresponding to the obligation (and relevant exceptions) to pay Additional Amounts as set forth under Section 5.03 of the Eleventh Supplemental Indenture (in which case the provisions of Section 3.02 of the Eleventh Supplemental Indenture shall also apply to that other jurisdiction as if it were a Relevant Taxing Jurisdiction, provided that the change in the laws or regulations or in the official interpretation or administration described therein becomes effective after the date of the merger, consolidation, sale or lease).

14.	Issuer Substitution.

The Issuer may at any time following a consolidation, merger or sale of all or substantially all of its assets, without the consent of the Holders of the Securities, substitute itself as the principal debtor under the Securities following consolidation, merger or sale of all or substantially all its assets with such Substitute, provided that, immediately after giving effect to such transaction, no Event of Default has occurred or is continuing in respect of the Securities and no payment in respect of the Securities is at the relevant time overdue. The substitution shall be made by a supplemental indenture and may take place only if:

(a)	any Substitute shall expressly assume the Issuer’s obligations in their entirety under the Securities and under this Indenture;

(b)

the Substitute is organized under the laws of the United States, the United Kingdom (including the Channel Islands and Isle of Man), Bermuda or any other country that is a member of the Organization of Economic Co-operation and Development as of the date of such succession;

(c)

each stock exchange on which the Securities are listed shall have confirmed that, following the proposed substitution of the Substitute, the substituted Securities will continue to be listed on such stock exchange;

(d)

if as a result of such consolidation, merger or sale, assets of the Parent Guarantor would become subject to a Lien to secure payment of any Relevant Debt for borrowed money of the Parent Guarantor which would not be permitted under the Indenture, the Parent Guarantor or the Substitute, as the case may be, prior to or simultaneous to the consolidation or merger or such sale, as the case may be, shall take such steps as shall be necessary to effectively secure the substituted Securities equally and rateably with (or prior to) all Relevant Debt secured thereby;

(e)

the Substitute agrees, in the supplemental indenture, to indemnify each Holder against (A) any tax, duty, assessment or governmental charge which is imposed on the Holder by (or by any subdivision or authority having power to tax in or of) the Relevant Taxing Jurisdiction with respect to any Security that would not have been so imposed had the substitution not been made and (B) any cost or expense relating to the substitution;

(f)	all the provisions set forth in the Indenture with respect to the Issuer shall apply to the Securities following the substitution as if such Securities were originally issued by the Substitute;

(g)	the Notes and obligations of the Substitute under the Notes shall be unconditionally guaranteed by the Parent Guarantor as set forth in the Indenture;

(h)

all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) to ensure that (A) the supplemental indenture and the Securities, and such other documentation as may be necessary to be executed by the Substitute to effect the substitution represent valid, legally binding and enforceable obligations of the Substitute and (B) the supplemental indenture and such other documentation as may be necessary to be executed by the Issuer to effect the substitution represent valid, legally binding and enforceable obligations of the Issuer have been taken, fulfilled and done and are in full force and effect; and

(i)

the Issuer shall have delivered to the Trustee a certificate and legal opinion for the benefit of the Holders, subject to customary assumptions and qualifications, addressed to the Trustee as to the fulfilment of the conditions specified in paragraph (g) above and as to compliance with the provisions of the Indenture.

Upon the execution of the supplemental indenture by all parties thereto and the satisfaction of the other conditions set out herein and the supplemental indenture, the Substitute shall succeed to and be substituted for the Issuer under the Securities and the Indenture with the same effect as if it had been named herein. Following a substitution in accordance herewith, the Issuer will cease to be the Issuer under the Securities, the Issuer will be released from and will have no further obligations or liabilities in respect of the Securities or the substituted notes and any substitution will not, in itself, trigger events of default or constitute an event described under Section 5.01 of the Eleventh Supplemental Indenture, provided, for the avoidance that the requirement of provision (iii) described under Section 5.01 of the Eleventh Supplemental Indenture shall apply. If the Substitute is the Parent Guarantor, the Parent Guarantor will be released of all obligations with respect to the Parent Guarantees upon becoming the Substitute in accordance herewith.

Such Substitute may cause to be signed, and may issue either in its own name or in the name of the Issuer prior to such succession, without the consent of the Holders, any or all of the Securities issuable under the Indenture which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the written order of such Substitute, instead of the Issuer, and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall, without the consent of the Holders, authenticate and shall deliver any Securities which previously shall have been signed and delivered by the officers of the Issuer to the Trustee for authentication, and any Securities which such Substitute thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under the Indenture as the Securities heretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Securities had been issued at the date of the execution hereof.

In case of any such substitution in accordance herewith, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

In the event of any such substitution in accordance herewith by the Issuer, or any successor corporation which shall theretofore have become such a Substitute in the manner described in this Article, the Issuer or such a Substitute, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Securities and may be liquidated and dissolved.

15.	Governing Law.

This Security, the Parent Guarantees and the Indenture shall be deemed to be a contract made under, governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law rules.

16.	Submission to Jurisdiction.

The Issuer and Parent Guarantor (a) agree that any legal suit, action or proceeding arising out of or based upon the Indenture, the Securities or the Parent Guarantees may be instituted in any New York state or United States federal court in the Borough of Manhattan in the City of New York, New York, (b) waives, to the extent it may effectively do so, any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and (c) irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.

[Form of Parent Guarantee]

PARENT GUARANTEE

For value received the Parent Guarantor hereby unconditionally guarantees to the holder of the Note upon which this Parent Guarantee is endorsed, and to the Trustee on behalf of such holder, the due and punctual payment of the principal of /and premium if any) and interest on such Note when and as the same shall become due and payable, whether at the Stated Maturity, by acceleration, call for redemption or otherwise according to the terms thereof and of the Indenture referred to therein. In case of the failure of the Issuer punctually to make any such payment the Parent Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

The Parent Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of any invalidity, irregularity or unenforceability of this Note or the Indenture, the absence of any action to enforce the same or any release or amendment or waiver of any term of any other guarantee of, all or of any of the Notes, any waiver or consent by the holder of such Note or by the Trustee or either of them with respect to any provisions thereof or of the Indenture, the obtaining of any judgment against the Issuer or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that notwithstanding the foregoing, no such release, amendment, waiver, consent or judgment shall, without the consent of the Parent Guarantor, increase the principal amount of such Note or increase the rate or rates of interest thereon, or increase any premium payable upon redemption thereof, or alter the stated maturity thereof. The Parent Guarantor hereby waives the benefits of diligence, presentment, demand of payment, any requirement that the Trustee or any of the holders exhaust any right or take any action against the Issuer or any other Person, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, protest or notice with respect to such Note or the indebtedness evidenced thereby, and covenants that this Parent Guarantee will not be discharged except by complete performance of the obligations contained in such Note and in this Parent Guarantee; provided, however, that the Parent Guarantor receives prompt written notice of any failure by the Issuer to make any payment of principal, premium, if any, or interest or any sinking fund or analogous payment. The Parent Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at their Maturity Date, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against the Parent Guarantor to enforce this Parent Guarantee without first proceeding against the Issuer.

No reference herein to the Indenture and no provision of this Parent Guarantee or of the Indenture shall alter or impair the guarantee of the Parent Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal (and premium, if any) and interest on the Note upon which this Parent Guarantee is endorsed.

This Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

All terms used in this Parent Guarantee which are defined in the Indenture referred to in the Note upon which this Parent Guarantee is endorsed shall have the meanings assigned to them in such Indenture.

This Parent Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Parent Guarantee is endorsed shall have been executed by the Trustee under the Indenture by manual signature.

THIS PARENT GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Parent Guarantee to be signed manually, electronically or by facsimile by its duly authorized officer or representative.

AEGON LTD.,

As Parent Guarantor

By:	[ ]

Authorized Signatory